Exhibit 99.1

Conyers Park III Acquisition Corp. Announces Approximate Per-Share Redemption Amount for its Public Shares

NAPLES, FL, August 10, 2023 – On July 28, 2023, Conyers Park III Acquisition Corp. (the “Company”) (Nasdaq: CPAA, CPAAU, CPAAW), announced that it would redeem all of its outstanding shares of Class A common stock that were included in the units issued in its initial public offering (the “Public Shares”), with such redemption anticipated to be effective as of August 11, 2023.

As of the close of business on or about August 11, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the per-share redemption price for the Public Shares (the “Redemption Amount”). The Redemption Amount is expected to be approximately $10.29.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders may redeem their shares for their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company's transfer agent. Beneficial owners of Public Shares held in "street name," however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company's warrants, which will expire worthless. The Company's sponsor has waived its redemption rights with respect to its outstanding common stock issued prior to the Company's initial public offering. After the redemption, the Company shall cease all operations except for those required to wind up the Company’s business.

The Company expects that Nasdaq will file a Form 25 with the United States Securities and Exchange Commission (the "SEC") to delist its securities. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.